Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Appendix C – Financial Highlights” in the Prospectus and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference in the Statement of Additional Information of our reports dated December 18, 2020 on the October 31, 2020 financial statements and financial highlights of Principal Funds, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 274 to the Registration Statement under the Securities Act of 1933 (No. 033-59474).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
February 24, 2021